Exhibit 99.1

Barfresh Provides Second Quarter 2023 Results and Expects to Achieve Positive Adjusted EBITDA for the Fourth Quarter of 2023

Revenue of $1.5 Million and Gross Margins of 31% in the Second Quarter of 2023

Company Has Already Secured Over $1.6 Million in Revenue and Expects to Achieve Revenue in the Range of $2.6 Million to $3.0 Million in the Third Quarter of 2023

Company Expects to be Approximately Breakeven Adjusted EBITDA for Third Quarter of 2023 and Achieve Positive Adjusted EBITDA for Fourth Quarter of 2023

Capacity Expansion Plans for Smoothie Carton Product Ahead of Plan; Production Expected to Increase to 25 Million to 30 Million Units Per Year in Second Half of 2023

Company Continues to Expect Record Revenue in Fiscal 2023 and Year-over-Year Margin Improvement

LOS ANGELES, August 14, 2023 (GLOBE NEWSWIRE) – Barfresh Food Group Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update for the second quarter ended June 30, 2023.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We continued this quarter to implement our cost-savings initiatives, re-engage with customers we had lost due to the supply chain issues last year related to our bottling manufacturer, engage with new customers and expand our single-serve and bulk smoothie capacity as we ready ourselves to enter into our heavy selling season. Our smoothie carton expansion plans are tracking ahead of schedule with capacity more than doubling in the second quarter and we are excited to announce we are in the contracting phase with a new bottle manufacturer. The momentum we gathered exiting the first half of this year has led to over $1.6 million in revenue being secured to date for the third quarter, as well as line of sight to sequential margin improvement and positive Adjusted EBITDA for the fourth quarter of 2023. We continue to expect to achieve record revenue and year-over-year margin improvement for fiscal year 2023.”

Second Quarter of 2023 Financial Results

Revenue for the second quarter of 2023 was $1.5 million, compared to $2.8 million in the second quarter of 2022. The decline in revenue year-over-year is the result of limited supply caused by the loss last year of the Company’s largest bottle manufacturer of Twist & Go™. Gross margins were similar to the prior year at 31% and 32% for the second quarter of fiscal years 2023 and 2022, respectively.

Net loss for the second quarter of 2023 was $742,000, as compared to a loss of $716,000 in the second quarter of 2022. Selling, marketing and distribution for the second quarter of 2023 decreased 11% to $625,000, compared to $701,000 in the second quarter of 2022. The decline was primarily due to a 21% decrease in storage and outbound freight expense as a result of the decline in revenue, partially offset by the retention of outside service providers hired to assist with sales initiatives, including, beginning in the third quarter of 2022, brokers specializing in the school market. G&A expenses for the second quarter of 2023 decreased 39% to $493,000 compared to $802,000 in the second quarter of 2022. The decrease in G&A was driven by a decrease in personnel cost and stock-based compensation resulting primarily from the confirmation and recognition of the Company’s 2021 COVID-related tax credit, a reduction in headcount, and reversal of previously recognized compensation under the Company’s 2023 performance stock unit program.

Non-GAAP Financial Measures

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including stock compensation, stock issued for services, and other non-recurring costs such as those associated with the product withdrawal, asset impairment and the Company’s NASDAQ uplift in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA was a loss of approximately $617,000 for the second quarter of 2023, compared to a loss of approximately $431,000 for the second quarter of 2022. A reconciliation of net loss to Adjusted EBITDA is provided below.

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Net loss	$(742,000)	$(716,000)	$(1,647,000)	$(1,589,000)

Depreciation and amortization	102,000	105,000	205,000	244,000
EBITDA	(640,000)	(611,000)	(1,442,000)	(1,345,000)

Stock based compensation	(21,000)	103,000	186,000	168,000
Stock issued for services	4,000	13,000	4,000	32,000
Operating expense related to withdrawn product and related dispute (1)	40,000	-	92,000	-
NASDAQ uplist (2)	-	64,000	-	168,000
Adjusted EBITDA	$(617,000)	$(431,000)	$(1,160,000)	$(977,000)

(1) Barfresh experienced a quality issue with product manufactured by one of its contract manufacturers, which is the subject of a legal dispute as to the source of complaints received. As a result, product was withdrawn from the market and inventory on hand was destroyed. The results reported in the third and fourth quarters of 2022 include the estimated impact of such actions, some of which were carried out in 2023. Expenses incurred in the three and six months ended June 30, 2023 include legal expense and inventory disposal costs in excess of original estimates.

(2) Represents various non-recurring costs associated with the January 2022 uplist of our common stock to the Nasdaq Capital Market exchange.

Balance Sheet

As of June 30, 2023, the Company had approximately $1.0 million of cash, and approximately $1.0 million of inventory on its balance sheet.

Commentary and Outlook for 2023

The Company continues to expect to achieve higher revenue and gross margins in 2023 compared to 2022 including revenue in the range of $2.6 million to $3.0 million and achieve approximately breakeven adjusted EBITDA in the third quarter of 2023. The Company expects to achieve positive adjusted EBITDA for the fourth quarter of 2023.

The Company continues to expect gross profit margins for the second half of 2023 to be in the high 30’s to low 40’s.

Supplier Dispute

During the third quarter of 2022, Barfresh received customer complaints related to the textural consistency of some of the Company’s Twist & Go™ bottle product, which was isolated to one manufacturer. The product was found to be safe for consumption but did not meet the textural standards as outlined in the supply agreement with the manufacturer. In response, Barfresh withdrew product from the market and destroyed on-hand inventory. Barfresh attempted to resolve the issues by informal negotiation, as contractually required prior to filing suit; however, such negotiations were unsuccessful. Barfresh filed a complaint on November 10, 2022, in the Federal District Court in Los Angeles against the manufacturer. In response, the manufacturer terminated the supply agreement. On January 20, 2023, Barfresh filed a voluntary dismissal of the complaint which allows the parties to reach a potential resolution outside of the court system. However, if the parties are once again unable to come to an agreement, Barfresh has informed the supplier that it intends to re-file the complaint in California State Court in August 2023. Due to the uncertainties surrounding the claim, Barfresh is not able to predict either the outcome or a range of reasonably possible recoveries that could result from its actions against the manufacturer, and no gain contingencies have been recorded. The total impact of the product withdrawal and loss of a manufacturer of Twist & Go™ bottle product may be subject to change.

Conference Call

The conference call to discuss these results is scheduled for today, Monday, August 14, 2023, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. A telephonic playback will be available approximately two hours after the call concludes and will be available through Monday, August 28, 2023. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13740088. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. The Company’s single serving, on-site prepared product utilizes a proprietary, patented system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com